EXHIBIT 16.1

January 14, 2011

Securities and Exchange Commission
Office of the Chief Accountant
450 Fifth Street, N.W.
Washington, DC 20549

RE: CommerceTel Corporation (Commission File Number: 000-53851)

Ladies and Gentlemen:

We have read the statements included under Item 4.01 in the Form 8-K dated January 14, 2011, of CommerceTel Corporation (the “Company”) to be filed with the Securities Exchange Commission and we agree with such statements insofar as they relate to our dismissal.  We cannot confirm or deny that the appointment of Mayer Hoffman McCann P.C. was approved by the Board of Directors or that they were not consulted prior to their appointment as auditors.

Sincerely,

/s/ Seale and Beers, CPAs Las Vegas, Nevada